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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.     12      )*
                                        ------------


                             LINDBERG CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   535171102
                            ----------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)
                                    Page 1
4099614

-----------------------
  CUSIP NO. 535171102                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          464,725
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      464,725
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 2
4099614

-----------------------
  CUSIP NO. 535171102                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America Illinois
      #36-0947896
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          378,974
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          464,725
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      464,725
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 3
4099614

                                 SCHEDULE 13G
                                 ------------


Item 1(a)  Name of Issuer:                Lindberg Corporation

      (b)  Address of Issuer's            6133 North River Road, St. 700
           Principal Executive Offices:   Rosemont, IL  60018

Item 2(a)  Names of Person Filing:        BankAmerica Corporation
                                            ("BAC")
                                          Bank of America Illinois
                                            ("BAI")

      (b)  Address of Principal           (For BAC)
           Business Offices:              555 California Street
                                          San Francisco, CA 94104

                                          (For BAI)
                                          231 South LaSalle Street
                                          Chicago, IL 60697

      (c)  Citizenship:                   BAC is organized under the laws of
                                          Delaware.  BAI is a bank chartered
                                          under Illinois state law.

      (d)  Title of Class of Securities:  Common Stock

      (e)  CUSIP Number:                  535171102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ]  Broker or Dealer registered under Section 15 of the Act

          (b) [X]  Bank as defined in section 3(a)(6) of the Act

          (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

          (g) [X]  Parent Holding Company, in accordance with
                   (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)


Item 4    Ownership

          (a) Amount Beneficially Owned:
                 BAC                                       464,725
                 BAI                                       464,725

          (b) Percent of Class:
                 BAC                                          9.8%
                 BAI                                          9.8%

                                    Page 4
4099614

          (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote:

                       BAC                                                0
                       BAI                                                0

               (ii) shared power to vote or direct the vote:

                       BAC                                                0
                       BAI                                          378,974

              (iii) sole power to dispose or direct the
                    disposition of:

                       BAC                                                0
                       BAI                                                0

               (iv) shared power to dispose or direct the
                    disposition of:*

                       BAC                                          464,725
                       BAI                                          464,725

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [ ].

Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                                   Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

          See Item 2.  The entity described
          below is a wholly-owned subsidiary of
          BAC, which is a registered bank holding
          company.  BAI is a bank chartered under
          Illinois state law.

Item 8    Identification and Classification
          of Members of the Group.

          See Item 7.

Item 9    Notice of Dissolution of Group.                     Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

                                    Page 5
4099614

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   BankAmerica Corporation



Dated:  February 7, 1996           By  /s/ JAMES H. WILLIAMS
                                      ----------------------------
                                      James H. Williams
                                      Executive Vice President


                                    Page 6
4099614

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                   Bank of America Illinois


Dated:  February 9, 1996           By  /s/ RICHARD G. MANSKE
                                      --------------------------
                                      Richard G. Manske
                                      Vice President and
                                      Attorney-in-Fact

                                    Page 7
4099614

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

                           LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that BANK OF AMERICA ILLINOIS ("Principal"), an Illinois banking corporation with its registered offices at 231 South LaSalle Street, Chicago, Illinois, by and through its duly executed officer, John J.Higgins, Chief Administrative Officer of Principal, does hereby nominate, constitute and appoint Richard G. Manske and I. Benedict Espinos and each of them, as its true and lawful attorneys-in-fact, for it and in its name, place and stead, to execute any and all reports, forms, schedules or other documents required to be executed by Principal pursuant to Section 13 of the Securities Exchange Act of 1934 as now in effect or hereafter amended and rules issued thereunder from time to time by the Securities and Exchange Commission.

     Principal hereby gives and grants unto each of said attorneys-in-fact full power and authority to do and perform all and every act necessary, requisite or proper to be done with respect to the aforesaid reports, forms, schedules or other documents, including and filing thereof with the Securities and Exchange Commission, and such stock exchanges or other authority, entity or person as fully as Principal might or could do, with full power of substitution or revocation, hereby ratifying and confirming all that Principal's attorneys-in-fact shall have lawfully done heretofore in connection therewith or hereafter causes to be done by virtue hereof.

     This Limited Power of Attorney shall expire on January 31, 1997, unless earlier revoked or extended by Principal in writing.

     This Limited Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America.

     IN WITNESS WHEREOF, Principal has executed this Limited Power of Attorney this 22nd day of January, 1996.



                                               /s/ JOHN J. HIGGINS
                                       ----------------------------------
                                       John J. Higgins
                                       Chief Administrative Officer

Subscribed and sworn to before me
this 22nd day of January, 1996.

         /s/ NINA TAI
---------------------------------
Notary Public

4126515